Exhibit 10.13

***Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 CFR §§ 200. 80(b)(4) and 230.406

NON-EXCLUSIVE LICENSE AGREEMENT

This Agreement is made and entered into as of the 1st day of November, 2007 (“Effective Date”), by and between the University of Pittsburgh – Of the Commonwealth System of Higher Education, a non-profit corporation, organized and existing under the laws of the Commonwealth of Pennsylvania, having an office at 200 Gardner Steel Conference Center, Thackeray and O’Hara Street, Pittsburgh, Pennsylvania 15260 (“University”), and Precision Therapeutics, Inc, having its principal office at 2516 Jane Street, Pittsburgh, PA 15203 (“Licensee”).

WHEREAS, University is the joint owner by assignment with Carnegie Mellon University of certain Patent Rights, entitled “A Method and Apparatus for Holding Cells (Case 00113),” developed by Dr. Joel Greenberger of University Faculty and Drs. Michael Domach and Paul DiMilla of Carnegie Mellon University, and University has the right to grant licenses under such Patent Rights;

WHEREAS, University desires to have the Patent Rights utilized in the public interest;

WHEREAS, Licensee has represented to University, to induce University to enter into this Agreement, that Licensee is experienced in the development, production, manufacture, marketing and sale of products and/or the use of similar products to the Licensed Technology and that Licensee shall commit itself to a thorough, vigorous and diligent program of exploiting the Patent Rights so that public utilization results therefrom; and

WHEREAS, Licensee desires to obtain a non-exclusive license under the Patent Rights upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

Definitions

For purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 “Affiliate(s)” shall mean, with respect to University, any clinical or research entity that is operated or managed as a facility under the UPMC Health System, whether or not owned by University and with respect to Licensee any corporation or other business entity controlled by, controlling, or under common control with Licensee. For this purpose, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock, or at least fifty percent (50%) interest in the income of such corporation or other business.

1.2 “Cancer Diagnostics Field” shall mean diagnostic assays to determine therapeutic efficacy of then-available chemotherapeutics or biologics on cancer or screening assays for the detection of cancer.

1.3 “Commercially Reasonable Best Efforts” shall mean that Licensee shall use commercially reasonable efforts consistent with those used by comparable companies of similar size at a similar stage in the United States in research and development projects for methods or compositions reasonably considered to have commercial value and risk reasonably comparable to the Licensed Technology.

1.4 “Drug Development Field” shall mean research conducted to measure the effect of pre-clinical, clinical or commercial stage cancer agents on primary or early passage cell strains.

1.5 “Field” shall mean human and veterinary cellular imaging in the Cancer Diagnostics Field and the Drug Development Field.

1.6 “Licensed Technology” shall mean any product or part thereof or service which is:

(a) Covered in whole or in part by an issued, unexpired or pending claim contained in the Patent Rights in the country in which any such product or part thereof is made, used or sold or in which any such service is used or sold; or

(b) Manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any such process that is included in Licensed Technology is used or in which such product or part thereof is used or sold.

1.7 “Licensee” shall mean Precision Therapeutics, Inc., and its Affiliate(s).

1.8 “Net Sales” shall mean Licensee’s and sublicensee’s invoice price for products or processes included in Licensed Technology and produced hereunder less the sum of the following:

(a) Third party payor credit or allowance amounts associated with revenues of Licensed Technology;

(b) Actual cost of freight charges or freight absorption, separately stated in such invoice;

(c) Actual trade, quantity, volume-based or cash discounts, allowances and credits that are allowed, if any; and

(d) Sales taxes, tariff duties and/or use taxes separately stated on each invoice.

Each of the deductions set forth above shall be reasonable and customary, and shall be determined on an accrual basis in accordance with United States Generally Accepted Accounting Principles (GAAP).

1.9 “Non-Commercial Research and Education Purposes” shall mean use of Patent Rights (including distribution of biological materials covered by the Patent Rights) for academic research or other not-for-profit scholarly purposes which are undertaken at a non-profit or governmental institution that does not use the Patent Rights in the production or manufacture of products for sale or the performance of services for a fee.

1.10 “Patent Rights” shall mean University intellectual property described below:

(a) The United States and foreign patents and/or patent applications listed in Exhibit A;

(b) United States and foreign patents issued from the applications listed in Exhibit A and from divisionals, continuations, continuations-in-part, reexaminations, extensions and reissues of the patents and/or applications listed in Exhibit A;

(c) Claims of all U.S. and foreign continuation, continuation-in-part, reexamination, reissue, extension and divisional applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in Exhibit A;

(d) Claims of all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the United States patents and/or patent applications described in (a), (b) or (c) above.

ARTICLE 2

Grant

2.1 University hereby grants to Licensee, the right and worldwide non-exclusive license (with the right to grant sublicenses in accordance with Section 2.3) in the Field to make, have made, use, sell, offer for sale, and import the Licensed Technology and to practice under the Patent Rights to the end of the term for which the Patent Rights are granted, unless this Agreement is terminated sooner as provided herein. The license granted hereby is subject to the rights of the United States government, if any, as set forth in 35 U.S.C. §200, et seq.

2.2 University reserves the royalty-free, non-exclusive right to practice under the Patent Rights and to use the Licensed Technology for its own Non-Commercial Research and Education Purposes.

2.3 Licensee shall have the right to sublicense the Patent Rights to third party sublicensees and end-user customers of Licensee when the sale or license of Licensee’s products, services or intellectual property require the practice of the Patent Rights. Such sublicensees shall have no further rights to sublicense, and Licensee agrees that any sublicense granted in connection with this Section 2.3 shall be consistent with all Licensee’s obligations to the University contained in this Agreement.

2.4 The license granted hereunder shall not be construed to confer any rights upon Licensee or any sublicense under Section 2.3 by implication, estoppel or otherwise as to any Patent Rights or technology not specifically set forth in Exhibit A hereof.

2.5 Any sublicense granted under this Agreement shall survive termination of this Agreement provided that the applicable sublicensee agrees in writing to assume all of the obligations of this Agreement including: (i) the obligation to pay to University all payments that would have been payable to the University by Licensee under the Agreement had the Agreement not terminated; and (ii) compliance with all other non-financial terms of the Agreement.

ARTICLE 3

Due Diligence

3.1 Licensee shall use Commercially Reasonable Best Efforts to bring the Licensed Technology to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights and to continue active, diligent marketing efforts for the Licensed Technology throughout the pendency of this Agreement.

3.2 Licensee’s failure to perform in accordance with Section 3.1 shall be grounds for University to terminate this Agreement pursuant to Article 9 and upon termination all rights and interest to the Licensed Technology and Patent Rights shall revert to University.

ARTICLE 4

Royalties and Other License Consideration

4.1 In consideration of the rights, privileges and license granted by University hereunder, Licensee shall pay royalties and other monetary consideration as follows:

(a) Initial license fee, nonrefundable and noncreditable against royalties, of [***] due immediately upon execution of this Agreement;

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(b) Annual maintenance fee, non-refundable and non-creditable against royalties of [***] due on each yearly anniversary of the Effective Date of this Agreement;

(c) Royalties in an amount equal to either (i) [***] of Net Sales for Licensed Technology in the Cancer Diagnostics Field; or (ii) [***] of Net Sales for Licensed Technology in the Drug Development Field; and

(d) Beginning with the first commercial sale of a product using the Licensed Technology, a minimum royalty in the amount of [***] per calendar year, but only to the extent such minimum royalty is greater than the aggregate annual royalty computed in accordance with Section 4.1(c), (annually) calculated initially on the first anniversary of the execution of this Agreement for the previous twelve (12) month period.

In the event that Licensed Technology is sold or sublicensed as a combination product with other products and services of Licensee (a “Combination Product”), the Net Sales for purposes of royalty payments on the Combination Product shall be determined by multiplying the total Net Sales of the Combination Product by the fraction A/(A+B), where “A” is the average Net Sales of the product or service covered by a Licensed Technology when sold separately in finished form in such country during the applicable calendar quarter; and “B” is the net sales of the other product(s) or service(s) making up the Combination Product when sold separately during the calendar quarter. In the event that such average invoice price cannot be determined for both the Licensed Technology and the other products and services, the Parties will negotiate in good faith regarding the calculation of Net Sales, as applicable, for the applicable Licensed Technology, based on the relative value contributed by each product and/or service.

4.2 Royalty payments, pursuant to Section 4.1(c) above, shall be paid to University in United States dollars and directed to the address set forth in Section 12 hereof within forty-five (45) days after each March 31, June 30, September 30 and December 31. The minimum royalty, pursuant to Section 4.1(d) above, if any, shall be paid to University within forty-

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five (45) days of the anniversary date of this Agreement each year during the pendency of this Agreement. Licensee’s royalty payment obligations shall continue on a Licensed Technology-by-Licensed Technology basis and a country-by-country basis until the expiration of the last-to-expire issued claim of the Patent Rights that, but for the licenses granted in this Agreement, would be infringed by the sale of such Licensed Technology in such country.

4.3 Payments pursuant to this Agreement which are overdue shall bear interest calculated from the due date until payment is received at the higher of: (a) the rate of eight percent (8%) per annum; or (b) “prime” plus two percent (2%). Interest shall be compounded annually, and the “prime” rate used to calculate interest shall be the rate published in the “Wall Street Journal” on the first business day of each year for which such payments are due.

4.4 Licensee shall sell Licensed Technology to University and its Affiliates upon request at such price(s) and on such terms and conditions as such products and/or processes are made available to Licensee’s similarly situated most favored customer.

ARTICLE 5

Reports

5.1 Within forty-five (45) days after each March 31, June 30, September 30 and December 31 of each year during the term of this Agreement, Licensee shall deliver to University true, accurate and detailed reports of the following information in a form acceptable to University:

(a) Number of Licensed Technology products manufactured and sold by Licensee;

(b) Total billings for all such products;

(c) Accounting for all Licensed Technology processes used or sold by Licensee;

(d) Deductions set forth in Section 1.8; and

(e) Total royalties due.

5.2 If no royalties shall be due hereunder, Licensee shall so advise University in writing within thirty (30) days after the end of any calendar quarter for which no royalties are due.

5.3 Licensee shall keep full, true and accurate books of account, in accordance with generally accepted accounting principles, containing all information that may be necessary for the purpose of determining amounts payable to University hereunder. Such books of account shall be kept at Licensee’s principal place of business. Such books and the supporting data related thereto shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain to the inspection of University or its agents for the purpose of verifying Licensee’s royalty statement or compliance in other respects with this Agreement. The fees and expenses of University’s representatives shall be borne by University, however, if an error of more than five percent (5%) of the total payments due or owing for any year is discovered, then Licensee shall bear the fees and expenses of University’s representatives.

5.4 Any reports provided by Licensee pursuant to this Article 5 will be held in strict confidence by the University and not disclosed to any third party and the University will use such reports only for the purpose of this Agreement. Each party shall treat as confidential and not disclose the terms of this Agreement or information related thereto, except to the extent such information is required to be disclosed by any applicable laws or regulations, including the rules of any applicable security exchange; provided, however, that the disclosing party shall provide such other party with notice of such disclosure in advance thereof to the extent practicable.

ARTICLE 6

Patent Prosecution and Infringement Actions

6.1 University has or may apply for, seek prompt issuance of and shall use reasonable efforts to maintain during the term of this Agreement, the Patent Rights. In the event University desires to cease paying maintenance fees for, or otherwise abandons, any of the Patent Rights in any country, University shall provide Licensee with written notice thereof, which notice shall be provided to Licensee at least thirty (30) days before the maintenance fees in question are due. In such event, Licensee shall have the right, but not the obligation, to pay any such maintenance fees on behalf of University.

6.2 Licensee shall inform University promptly in writing of any alleged infringement of the Patent Rights by a third party and of any available evidence thereof.

6.3 In any infringement suit University may institute to enforce the Patent Rights pursuant to this Agreement, Licensee shall, at the request of University, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

6.4 Licensee shall be responsible for no greater than Fifty Percent (50.0%) of all fees and costs, including attorneys’ fees, relating to the filing, prosecution and maintenance of the Patent Rights incurred prior to or after the Effective Date and not otherwise reimbursed by a third party to University. Additionally, Licensee shall be liable for no greater than Fifty Percent (50.0%) of University’s out-of-pocket filing, prosecution, and maintenance costs (including all attorneys’ fees and costs), for any and all patent prosecution and maintenance actions that will be taken by patent counsel after the term of this Agreement but in response to any instructions that were sent during the term of this Agreement from University to patent counsel relating to the Patent Rights. Fees and costs incurred after the Effective Date shall be paid by Licensee within forty-five (45) days after receipt of University’s invoice therefore. Payments pursuant to this Section 6.4 are not creditable against royalties.

6.5 If University enters into another Non-Exclusive License Agreement for the Patent Rights with any third party (“Other Licensee”), Licensee’s obligation to reimburse University under Section 6.4 shall be reduced such that Licensee and such Other Licensee(s) shall pay a pro-rata share of all future patent costs incurred after the execution of said agreement. The pro-rata share shall be equal to the total future patent costs incurred divided by the number of licensees for the Patent Rights at the time such costs are incurred.

6.6 Notwithstanding the obligations set forth in Sections 6.4 and 6.5 above, in no event shall Licensee be required to reimburse patent costs incurred by the University in excess of Twelve Thousand Dollars ($12,000) per calendar year.

ARTICLE 7

Indemnification/Insurance/Limitation of Liability

7.1 Licensee shall at all times during the term of this Agreement and thereafter indemnify, defend and hold University, its trustees, officers, employees and affiliates harmless against all third party claims and expenses, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property or the environment, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Technology or arising from any obligation of Licensee hereunder. Licensee’s agreement to indemnify, defend and hold University harmless is conditioned on University: (i) providing written notice to the Licensee of any third party claim arising out of the indemnified activities within forty-five (45) days after University has knowledge of such claim; (ii) permitting Licensee to assume full responsibility to investigate, prepare for and defend against any such claim; and (iii) assisting Licensee, at Licensee’s reasonable expense, in the investigation of, preparation for and defense of any claim; and (iv) not compromising or settling such claim without Licensee’s written consent, such consent not to be unreasonably withheld.

7.2 Licensee shall obtain and carry in full force and effect, liability insurance which shall protect Licensee and University in regard to events covered by Section 7.1 above, as provided below:

COVERAGE		LIMITS

(a)	Commercial General Liability, including but not limited to, Products, Contractual, Fire, Legal and Personal Injury	$1,000,000 Combined Single Limits for Bodily Injury and Property Damage

(b)	Products Liability	$5,000,000

The University of Pittsburgh is to be named as an additional insured with respect to insurance policies identified in Sections 7.2(a) and 7.2(b) above.

Certificates of insurance evidencing the coverage required above shall be filed with University’s Office of Risk Management, 1817 Cathedral of Learning, Pittsburgh, PA 15260, no later than fifteen (15) days after execution of this Agreement and on or before July 1 of each subsequent year during the pendency of this Agreement. Such certificates shall provide that the insurer will give University not less than thirty (30) days advance written notice of any material changes in or cancellation of coverage.

7.3 The University represents to Licensee that: (a) it is the joint owner with Carnegie Mellon University by assignment from the inventors of the Patent Rights; (b) it has the right and authority to grant the licenses in this Agreement under such Patent Rights; (c) as of the Effective Date of this License Agreement, the University’s Office of Technology Management has not been served with a complaint alleging infringement of a third party’s patent rights arising from the University’s use or practice of the Patent Rights; and (d) it has complied with all obligations to elect rights in the Patent Rights from the United States government, if any, as set forth in 35 U.S.C. §200, et seq. or comparable state law.

7.4 EXCEPT AS SET FORTH UNDER SECTION 7.3, ABOVE, UNIVERSITY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY GIVEN BY UNIVERSITY THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. UNIVERSITY ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF UNIVERSITY FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL AND CONSEQUENTIAL DAMAGES,

ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF UNIVERSITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE OR SALE OF THE PRODUCT(S) AND SERVICE(S) BY LICENSEE, ITS AFFILIATES OR SUBLICENSEES LICENSED UNDER THIS AGREEMENT. SUBJECT TO THE TERMS OF THIS AGREEMENT, LICENSEE ASSUMES ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT THAT IS MANUFACTURED, USED OR SOLD BY LICENSEE WHICH IS LICENSED TECHNOLOGY HEREUNDER.

ARTICLE 8

Assignment

8.1 This Agreement is not assignable without the prior written consent of University, which shall not be unreasonably withheld, and any attempt to assign without such consent shall be null and void. Notwithstanding the foregoing, Licensee may assign this Agreement, without prior consent, to its Affiliates and to a third party in connection with any merger or sale of all or substantially all of its assets or capital stock.

ARTICLE 9

Termination

9.1 University shall have the right to terminate this Agreement, upon written notice, if:

(a) Licensee defaults in the performance of any of the obligations herein contained and such default has not been cured within forty-five (45) days after receiving written notice thereof from University;

(b) Licensee ceases to carry out its business, becomes bankrupt or legally insolvent, applies for or consents to the appointment of a trustee, receiver or liquidator of its assets or seeks relief under any law for the aid of debtors; or

(c) Licensee directly or indirectly challenges or causes to be challenged the validity or enforceability of Licensor’s Patent Rights or Licensor’s ownership of the Patent Rights anywhere in the world (except in the defense of any action initiated by Licensor).

9.2 Licensee may terminate this Agreement upon six (6) months prior written notice to University and upon payment of all amounts due University through the effective date of termination.

9.3 Upon termination of this Agreement, neither party shall be released from any obligation that matured prior to the effective date of such termination. Licensee may, however, after the effective date of such termination, sell all products under the Licensed Technology which Licensee produced prior to the effective date of such termination, provided that Licensee shall pay to University the royalties thereon as required by Article 4 hereof and submit the reports required by Article 5 hereof. The provisions of Article 1, 2.5, 5.4, 7, 9, and 11 shall survive termination of this Agreement.

ARTICLE 10

Notices

Any notice or communication pursuant to this Agreement shall be sufficiently made or given if sent by certified or registered mail, postage prepaid, or by overnight carrier, with proof of delivery by receipt, addressed to the address below or as either party shall designate by written notice to the other party.

In the case of University:

Associate Vice Chancellor for Technology

Management and Commercialization

Office of Technology Management

University of Pittsburgh

200 Gardner Steel Conference Center

Thackeray & O’Hara Streets

Pittsburgh, PA 15260

In the case of Licensee:

Precision Therapeutics, Inc.

2516 Jane Street

Pittsburgh, PA 15203

Attention: Chief Executive Officer

ARTICLE 11

Miscellaneous

11.1 This Agreement may not be amended or modified except by the execution of a written instrument signed by the parties hereto.

11.2 This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania. The forum for any action relating to this Agreement shall be the Courts of Allegheny County, Pennsylvania, or, if in a federal proceeding, the United States District Court for the Western District of Pennsylvania.

11.3 The parties acknowledge that this Agreement and the Exhibits hereto set forth the entire understanding and intentions of the parties hereto as to the subject matter hereof and supersedes all previous understandings between the parties, written or oral, regarding such subject matter.

11.4 Nothing contained in this Agreement shall be construed as conferring upon either party any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation of the other party, including any contraction, abbreviation, or simulation of any of the foregoing. Without the express written approval of the other party, neither party shall use any designation of the other party in any promotional activity associated with this Agreement or the Licensed Technology. Neither party shall issue any press release or make any public statement in regard to this Agreement without the prior written approval of the other party, except as required by applicable laws or regulations, including the rules of any applicable securities exchange.

11.5 If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable, the remaining provisions shall not in any way be affected or impaired thereby. In the event any provision is held illegal or unenforceable, the parties shall use reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as is practical, implements purposes of the provision held invalid, illegal or unenforceable.

11.6 Failure at any time to require performance of any of the provisions herein shall not waive or diminish a party’s right thereafter to demand compliance therewith or with any other provision. Waiver of any default shall not waive any other default. A party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the party making such waiver.

11.7 This Agreement is intended for the parties hereto and no other party may claim rights hereunder, whether as a third party beneficiary or otherwise.

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IN WITNESS WHEREOF, the parties have set their hands and seals as of the date set forth on the first page hereof.

UNIVERSITY OF PITTSBURGH – OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION

By	/s/ Jerome Cochran
Jerome Cochran Executive Vice Chancellor

Precision Therapeutics, Inc.

By	/s/ Sharon Kim
Name Sharon Kim
Title VP, Business Development

EXHIBIT A

Patent Rights

METHOD AND APPARATUS FOR HOLDING CELLS US Patent 6,008,010 Filed: November 1, 1996. Issued: December 28, 1999

A METHOD AND APPARATUS FOR HOLDING CELLS Australian Patent 742909 Filed: October 31, 1997 Issued: May 2, 2002 Priority: November 1, 1996

A METHOD AND APPARATUS FOR HOLDING CELLS Australian Divisional Patent 772487 Filed: February 2, 2002 Issued: June 21, 2004 Priority: November 1, 1996

METHOD AND APPARATUS FOR HOLDING CELLS US continuation application 09/292,056 Filed: April 14, 1999 Pending Priority: November 1, 1996

METHOD AND APPARATUS FOR HOLDING CELLS US continuation II application 10/114,892 Filed: April 2, 2002 Pending Priority: November 1, 1996

METHOD AND APPARATUS FOR HOLDING CELLS EPO patent application 97946422.9 Filed: October 31, 1997 Pending Priority: November 1, 1996

A METHOD AND APPARATUS FOR HOLDING CELLS Canadian patent application 2,239,815 Filed: October 31, 1997 Pending Priority: November 1, 1996

METHOD AND APPARATUS FOR HOLDING CELLS Japanese patent application HEI. 10-521601 Filed: October 31, 1997 Pending Priority: November 1, 1996.

METHOD AND APPARATUS FOR HOLDING CELLS PCT/US97/19834 Expired Priority: November 1, 1996.